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                                                                    EXHIBIT 3.85

                       MT. DIABLO EMERGENCY PHYSICIANS
                       A California General Partnership

      The undersigned, Herschel Fischer, Inc., a California corporation ("HFI"), and Karl G. Mangold, Inc., a California corporation ("KMI"), hereby confirm the following:

      1. Herschel Fischer, M.D., an individual ("Fischer"), and Karl G. Mangold, M.D., an individual ("Mangold"), entered into a Partnership Agreement dated as of September 1, 1984, among Fischer, Mangold and Stuart Shikora, M.D. ("Shikora") for the purposes of staffing the emergency department of the Mt. Diablo Hospital District in Concord, California (the "Partnership"). The Partnership is known as "Mt. Diablo Emergency Physicians."

      2. Fischer and Mangold purchased all of the right, title and interest of Shikora in the Partnership and upon such purchase, were the only partners in the Partnership.

      3. Pursuant to the Assignment dated as of June 1, 1997, Mangold assigned all of his interests in the Partnership to KMI with the intent that KMI be a substituted general partner for Mangold, and pursuant to the Assignment dated as of June 1, 1997, Fischer assigned all of his interest in the Partnership to HFI with the intent that HFI be a substituted general partner for Fischer.

      4. HFI and KMI (each a "Partner" and collectively, the "Partners") hereby acknowledge their respective substitutions as partners of the Partnership and agree that the Partnership was not dissolved by such substitutions and that the Partnership shall continue until dissolved by two-thirds vote of the partners, unless earlier terminated in accordance with the Act and this agreement.

      5. The Partners' respective percentage interests in the profits, losses, other taxable items and cash distributions of the Partnership are: fifty percent (50%) for HFI and fifty percent (50%) for KMI.

      6. The Partnership's purpose is to manage and staff the emergency department of the Mt. Diablo Hospital District in Concord, California.

      7. The Partnership's principal place of business shall be at the following address: 24 Happy Valley Road, Pleasanton, California.

      8. Each Partner shall be separately authorized to take any and all actions on behalf of the Partnership, provided that any Partnership action which obligates the Partnership to pay or incur an obligation of $100,000 or more shall be approved by both Partners.

      9. The Partnership shall not be dissolved by the withdrawal, admission or substitution of a Partner.

      10. This agreement shall be dated as of June 1, 1997 and amends and restates the prior Partnership Agreement dated as of September 1, 1984.
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HERSCHEL FISCHER, INC.                       KARL G. MANGOLD, INC.,
a California corporation                     a California corporation

By: /s/ Herschel Fischer                     By: /s/ Karl G. Mangold
   _________________________                    ______________________________
   Herschel Fischer,                            Karl G. Mangold,
   President                                    President


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